UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2023
NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: 440-892-1580
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Items.

On June 25, 2023, Nordson Corporation, as guarantor (“Nordson”), and its Italian subsidiary, Nordson Italia S.p.A., as buyer (the “Buyer”) entered into a Sale and Purchase Agreement (the “Agreement”) with Capvis Equity V LP (“Capvis”), DRIP Co-Investment (“DRIP”), and certain individuals (the “Individual Sellers”, and together with Capvis and DRIP, collectively, the “Sellers”). Pursuant to the Agreement, at the closing of the transactions contemplated thereby (the “Closing”), the Buyer will purchase from the Sellers (i) all the issued and outstanding shares of Polyusus Lux XX S.à. r.l., a Luxembourg private limited liability company, and AgriTech Holding S.à. r.l., a Luxembourg private limited liability company (“AgriTech”), and, indirectly, a 100% equity interest in Arag S.r.l., an Italian limited liability company (“Arag”), as well as the equity interests owned by Arag in its direct and indirect subsidiaries as well as (ii) certain notes issued by AgriTech to certain of the Individual Sellers (the “Notes”). Arag is a global market and innovation leader in the development, production and supply of precision control systems and smart fluid components for agricultural spraying.

In consideration for the transactions contemplated by the Agreement, the Buyer will pay cash consideration determined on the basis of an enterprise value of €960 million, which will not be subject to adjustment. The Closing is subject to the obtainment of the Italian foreign direct investment clearance and is expected to take place in Nordson’s fourth fiscal quarter. Nordson intends to finance the Closing with a combination of cash on hand and debt.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION

Date:	June 29, 2023	By:	/s/ Joseph P. Kelley
Joseph P. Kelley
Executive Vice President Chief Financial Officer